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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Tom McInerney ("Employee") and Ticketmaster, a Delaware corporation (the "Company"), and is effective as of June 1, 2002 (the "Effective Date").

        WHEREAS, the Company desires to establish its right to the continued services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth and to provide certain rights to Employee in the case of a material diminution in Employee's responsibilities, and Employee is willing to accept such continued employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1.    EMPLOYMENT.    The Company agrees to continue to employ Employee as Executive Vice President and Chief Financial Officer for at least the Minimum Term (as defined below) and Employee accepts and agrees to continue such employment. During Employee's employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report directly to such person(s) as from time to time may be designated by the Company (hereinafter referred to as the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time.

2.    TERM OF AGREEMENT.    The minimum term ("Minimum Term") of this Agreement during which the Company will employ Employee shall commence on the Effective Date and shall continue for a period of one year unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto or the provisions of Section 7 below. The Term of this Agreement ("Term") which will govern all of the terms herein except the obligation of the Company to employ Employee shall commence on the Effective Date and continue until the termination of Employee's employment with the Company and the expiration of the last of the obligations by either party to the other set forth herein that survive such termination in accordance with their terms.

3.    COMPENSATION.

        (a)    BASE SALARY.    During the Minimum Term, the Company shall pay Employee an annual base salary of $300,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time. Nothing herein is intended to prevent the Company from adjusting the Base Salary upward during the Term in accordance with the Company's regular compensation review process and there is no expectation set by this Agreement that the Company will or will not do so in the ordinary course.(c)

        (b)    DISCRETIONARY BONUS.    During the Term, Employee shall be eligible to receive discretionary annual bonuses in accordance with the Company's regular compensation review process.

        (c)    STOCK OPTIONS/RESTRICTED STOCK/OTHER EQUITY.    During the Term, Employee shall be eligible to receive discretionary grants of stock options, restricted stock or other stock based awards in accordance with the Company's regular compensation review process.

        (d)    BENEFITS.    From the Effective Date through the date of termination of Employee's employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

            (i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

            (ii)    Vacation.    During the Term, Employee shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

        (e)    CONSIDERATION.    In consideration of Employee entering into and performing this Agreement and all terms and conditions hereof, upon the expiration of the period which is eighteen (18) months beyond the termination of Employee's employment by the Company (as described in Section 2(b) of the Terms and Conditions attached hereto), Employee shall be entitled to receive a one-time lump sum payment in the amount of US$10,000.00 (United States Dollars) from the Company.

4.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	Ticketmaster 3701 Wilshire Blvd., Suite 900 Los Angeles, CA 90010 Attention: General Counsel

With a copy to:	USA Interactive, Inc. 152 West 57th Street New York, NY 10019 Attention: General Counsel

If to Employee:	Tom McInerney [removed]

        Either party may change such party's address for notices by notice duly given pursuant hereto.

5.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Los Angeles, California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7.    ADJUSTMENTS DUE TO MATERIAL DIMINUTION OF RESPONSIBILITIES.    If, at any time during the Term while Employee is still employed by the Company, Employee's responsibilities are materially diminished from those in effect on May 31, 2002 (a "Triggering Event"), then the parties will discuss whether Employee will continue to be employed by the Company and in what capacity, but neither party is obligated to continue the relationship. If no continuing role is agreed upon, then the Minimum Term will end early on the earlier of A) the date the Minimum Term would have ended notwithstanding this Section 7 or B) the date that is three months after the date of the Triggering Event (the period between the Triggering Event and the end of the adjusted Minimum Term is referred to as the "Transition Period"). The Company or its successor or parent, in their sole discretion, may shorten the Transition Period.

        In the case of a Triggering Event, if Employee and the Company do not agree on the terms under which Employee will continue as an Employee after the end of the Transition Period, the Company will pay to Employee:

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  A lump sum cash severance payment in the amount equal to six months Base Salary, net of applicable withholding taxes due in the ordinary course, such payment to be made on his last day of employment;

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  If not already paid prior to Employee's last day of employment, an annual cash bonus for 2002 pro rated for actual service during that year and determined in a manner consistent with other comparably-placed senior Company executives as if Employee's employment had not terminated, such payment to be made on the same day and in the same manner as the payment of annual bonuses for other senior Company executives; and

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  If not already paid prior to Employee's last day of employment, an annual cash bonus for 2003 pro rated for actual service during that year and determined in a manner consistent with other comparably-placed senior Company executives as if Employee's employment had not terminated, such payment to be made on the same day and in the same manner as the payment of annual bonuses for other senior Company executives.

        In the case of a Triggering Event, if Employee and the Company do not agree on the terms under which Employee will continue as an Employee after the end of the Transition Period, the Company will also amend, and cause its parent company to amend, the terms of each of Employee's stock option, restricted stock and/or other stock based compensation award grants from the Company and from its corporate parent USA Interactive, Inc. granted on or before May 31, 2002 so that the vesting of such awards will continue for an additional 18 months after the termination of Employee's employment and Employee will be entitled to exercise such awards for the normal periods after the end of such extended vesting period.

        The cessation of the Company being a publicly traded entity will be a Triggering Event. For purposes of this Agreement, one or more series of the Company's common stock (but not contingent value rights based on such common stock or other derivative securities) must be listed on the one of the NASDAQ, American or New York Stock Exchanges in order for the Company to be considered as a publicly traded entity. Notwithstanding anything herein to the contrary, in the event there is a Triggering Event prior to March 31, 2003, Employee will continue as an employee until June 30, 2003 such entire time to be treated as the Transition Period hereunder.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of June 1, 2002.

TICKETMASTER

By:	/s/ BRADLEY K. SERWIN
Title:	General Counsel and Executive Vice President

/s/ TOM MCINERNEY Tom McInerney

STANDARD TERMS AND CONDITIONS

1.    TERMINATION OF EMPLOYEE'S EMPLOYMENT.

        (a)    DEATH.    In the event Employee's employment hereunder is terminated by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, Employee's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

        (b)    DISABILITY.    If, as a result of Employee's incapacity due to physical or mental illness ("Disability"), Employee shall have been absent from the full-time performance of Employee's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 4A above), Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee's duties with the Company due to Disability, the Company shall continue to pay Employee's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee's employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below). Notwithstanding the foregoing, in the event that Employee becomes Disabled after a Triggering Event, Employee will receive the consideration due as a result of a Triggering Event rather than the consideration due under this paragraph.

        (c)    TERMINATION FOR CAUSE.    The Company may terminate Employee's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; provided that with regard to this clause (iv), the Company agrees to provide Employee with 30 days written notice of those material duties which it considers Employee to be willfully or grossly neglecting and, in the event that such conduct does not cease prior to the end of such 30 day period, only then may the Company exercise its rights to terminate Employee's employment for Cause under this clause (iv). In the event of Employee's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

        (d)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.    If Employee's employment is terminated by the Company for any reason other than Employee's death or Disability or for Cause, then (i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below). Employee will also be entitled to receive any applicable payments and rights under the provisions of Section 7 of the Agreement.

        (e)    RESERVED.

        (f)    ACCRUED OBLIGATIONS.    As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

2.    CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

        (a)    CONFIDENTIALITY.    Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

        (b)    CONSULTING SERVICES.    During the eighteen month period commencing immediately upon the termination of Employee's employment for any reason (other than Employee's death) (the "Consulting Period"), Employee shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Employee will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Employee shall devote such time and energies to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out his duties hereunder without jeopardizing Employee's then full-time, non-Ticketmaster Business employment opportunities; provided, however, that Employee shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Employee's consulting services, and in consideration of Employee's covenants contained in this Section 2, the Company shall pay to Employee $10,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

        (c)    NON-COMPETITION.    During the Minimum Term (and for a period of 24 months beyond the expiration of the Minimum Term), Employee shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Employee's ability to own interests in or manage entities which sell tickets as an incidental part of their primary business (e.g. cable networks, on-line computer services, sports teams, arenas, hotels, cruise lines, theatrical and movie productions and the like) and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates. The "Ticketmaster Businesses" are defined as (A) the principal businesses of the Company as of the date hereof, namely (i) the computerized sale of tickets for sporting, theatrical, live theatrical, musical or any other events on behalf of various venues and promoters through distribution channels currently being utilized by the Company or any of its subsidiaries or affiliates, (ii) the operation of Internet websites known as "city guides" which primarily provide local information and build and/or host infosites for small businesses in a searchable database format, (iii) the sale of software/systems to movie theatre exhibitors for ticketing operations, and (iv) the operation of Internet websites which primarily provide classified matchmaking personals and (B) the principal businesses of the Company at the time that the Employee ceases to be a Company employee. The determination of the principal businesses of the Company at the time the Employee ceases to be a Company employee will be made with reference to the definition of the principal businesses as of the date hereof in terms of the relative importance of the businesses to the Company at that time compared to its other activities.

        (d)    NON-SOLICITATION OF EMPLOYEES.    Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees that, during the Minimum Term (and for a period of 24 months beyond the expiration of the Minimum Term), Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

        (e)    NON-SOLICITATION OF TICKETING CUSTOMERS.    During the Minimum Term (and for a period of 24 months beyond the expiration of the Minimum Term), Employee shall not solicit any Customers of the Company or any of its subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates. "Customer" for purposes of this paragraph shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

        (f)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Employee Developments shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that

(i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates while an employee of the Company, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Minimum Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

        (g)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

        (h)    REMEDIES FOR BREACH.    Employee expressly agrees and understands that Employee will notify the Company in writing of any breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

        (i)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.    TERMINATION OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement.

4.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

5.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.    INDEMNIFICATION.    The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of this portion of this Agreement.

ACKNOWLEDGED AND AGREED:

Dated as of: June 1, 2002

TICKETMASTER

By:	/s/ BRADLEY K. SERWIN
Title:	General Counsel and Executive Vice President

/s/ TOM MCINERNEY Tom McInerney

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EMPLOYMENT AGREEMENT
STANDARD TERMS AND CONDITIONS